ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20110427908-64
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/08/2011 2:00 PM
	Entity Number C13600-1997

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Quepasa Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

A. Article FIFTH, Subsection (b) shall be deleted in its entirety and the following inserted in lieu thereof: (b) Any director or directors may be removed from office at any time, but only by the affirmative vote, at a duly constituted meeting called for such purpose, of the holders of at least two-thirds of the outstanding shares of each class of shares entitled to vote as a separate class on such matter, but only if such proposal was contained in the notice of such meeting. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Subsection (b) of this Article Fifth may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of shares entitled to vote as a separate class on such matter.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 76.6 %

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.